Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 North Main Street
Mt. Pleasant, MI 48858-1649
FOR MORE INFORMATION CONTACT:
Lori Peterson, Director of Marketing
Phone: 989-779-6333 Fax: 989-775-5501
Schaefer joins Isabella Bank Corporation as Chief Financial Officer
Isabella Bank Corporation proudly announces the appointment of William M. Schaefer as its Chief Financial Officer, effective April 1, 2024. Jerome Schwind, President, and Chief Executive Officer of Isabella Bank Corporation, expressed his warm welcome for Schaefer, stating, "I am thrilled to welcome Bill to our team! His extensive experience and remarkable skill set align perfectly with our goals and strategies, making him an excellent addition to the bank."
Schaefer brings a wealth of experience accumulated over 23 years in the accounting and finance sector. His professional journey encompasses roles in public accounting and controllership. Notably, Schaefer served as Senior Vice President Controller and Vice President of Finance at prominent regional and community banks on the East Coast. Additionally, he held a Controller position for an international manufacturing company, providing him with invaluable insights gained from his work abroad.
Schaefer holds a Bachelor of Science in Accounting from the University of Albany in New York and is a Certified Public Accountant, exemplifying his dedication to excellence in his field.
In addition to his professional achievements, Schaefer embodies a strong sense of community and dedication. He and his wife have embraced their relocation from Bar Harbor, Maine, to Mount Pleasant, Michigan, reflecting his eagerness to immerse himself in his new role and surroundings.
Isabella Bank, a subsidiary of Isabella Bank Corporation (OTCQX:ISBA), has been a cornerstone of the community since its establishment in 1903. With a legacy spanning 120 years, Isabella Bank remains steadfast in its commitment to providing unparalleled banking services tailored to the needs of its customers. With 31 locations across eight Mid-Michigan counties, the bank offers a comprehensive range of personal and commercial lending and deposit products, alongside investment, trust, and estate planning services through Isabella Wealth. For more information about Isabella Bank Corporation, please visit the Investor Relations link at www.isabellabank.com.
Equal Housing Lender, Member FDIC.